As filed with the Securities and Exchange Commission on February 2, 2018

Registration No. 333-201895-01

SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT

Under the Securities Act of 1933

ASHLAND GLOBAL HOLDINGS INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	81-2587835
(State of Incorporation)	(I.R.S. Employer Identification No.)

50 E. RiverCenter Boulevard
Covington, Kentucky 41011
(Address, including zip code, of principal registered offices)

ASHLAND GLOBAL HOLDINGS INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN
AMENDED AND RESTATED 2015 ASHLAND GLOBAL HOLDINGS INC. INCENTIVE PLAN
(Full title of the plan)

Peter J. Ganz, Esq.
Senior Vice President, General Counsel and Secretary
50 E. RiverCenter Boulevard
Covington, Kentucky 41011
(Name and address of agent for service)

(859) 815-3333
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

☑ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated file (Do not check if a smaller reporting company)
☐ Smaller reporting company
☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

On February 5, 2015, Ashland Inc. (the “Predecessor Registrant”) filed a registration statement on Form S-8 (File No. 333-201895) (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register 2,475,000 shares of the Predecessor Registrant’s common stock, par value $0.01 per share (“Predecessor Common Stock”), issuable to eligible employees and qualified non-employee directors of the Predecessor Registrant pursuant to the Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (formerly known as the 2015 Ashland Inc. Incentive Plan, as amended and restated as of July 15, 2015) (the “Prior Plan”).  The Registration Statement also covered such additional shares of Predecessor Common Stock required in the event of a stock split, stock dividend or similar transaction that resulted in an increase in the number of shares of Predecessor Common Stock.  The Predecessor Registrant paid a registration fee of $33,576.72 at that time to register the securities issuable under the Prior Plan.

On September 20, 2016, Ashland Global Holdings Inc., a Delaware corporation (“Ashland”), as the successor registrant to the Predecessor Registrant, filed Post-Effective Amendment No. 1 to the Registration Statement (“Amendment No. 1”) with the Commission.  Such succession occurred as part of a planned internal reorganization of the Predecessor Registrant by which a wholly-owned subsidiary of Ashland was merged into the Predecessor Registrant (the “Merger”).  As a result of the Merger, Ashland became the parent holding company of the Predecessor Registrant.  Pursuant to the Merger, the outstanding shares of Predecessor Common Stock were exchanged on a one-for-one basis for shares of common stock of Ashland, par value $0.01 per share (“Ashland Common Stock”).  As a result, the shares of Ashland Common Stock were owned, immediately after the Merger, by the Predecessor Registrant’s shareholders in the same proportion as their ownership of the shares of Predecessor Common Stock immediately prior to the Merger.  Each person that held rights to purchase or otherwise acquire shares of Predecessor Common Stock under any stock appreciation right, performance share award, restricted share award, restricted stock unit, common stock unit, deferred stock unit, option or other incentive award or deferral covering shares of Predecessor Common Stock, whether vested or not vested, that were outstanding under each equity incentive or deferred compensation plan of the Predecessor Registrant immediately prior to the Merger held rights to purchase or otherwise acquire a corresponding number of shares of Ashland Common Stock.  Pursuant to Amendment No. 1, Ashland adopted the Registration Statement as its own registration statement except to the extent amended by Amendment No. 1, for all purposes of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act of 1934, as amended.

On November 16, 2017, the board of directors of Ashland adopted, subject to stockholder approval, the Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Omnibus Plan”).  On January 25, 2018 (the “Effective Date”), the 2018 Omnibus Plan was approved by Ashland’s stockholders at the 2018 Annual Meeting of Stockholders of Ashland.  Pursuant to the terms of the 2018 Omnibus Plan, as of the Effective Date, no new shares of Ashland Common Stock may be issued under the Prior Plan.  The 2018 Omnibus Plan provides that the following may be delivered pursuant to awards granted under the 2018 Omnibus Plan: (i) 3,311,779 shares of Ashland Common Stock plus (ii) any shares of Ashland Common Stock that remained available for future grants of awards under the Prior Plan as of the Effective Date plus (iii) any shares of Ashland Common Stock subject to awards granted under the Prior Plan to the extent such awards are forfeited after the Effective Date.

Pursuant to the undertaking that Ashland disclose a material change in the plan of distribution, Ashland is filing this Post-Effective Amendment No. 2 to the Registration Statement (“Amendment No. 2”) to reflect that the previously registered shares of Ashland Common Stock that remained available for future grants of awards under the Prior Plan as of the Effective Date are being carried forward for issuance under the 2018 Omnibus Plan.  In addition, as awards currently outstanding under the Prior Plan are forfeited, a corresponding number of shares of Ashland Common Stock registered pursuant to this Registration Statement will automatically be added to the number of shares of Ashland Common Stock that may be issued under the 2018 Omnibus Plan.  No additional shares of Ashland Common Stock are being registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.	Interests of Named Experts and Counsel.

The validity of the Ashland Common Stock offered hereby has been passed upon by Peter J. Ganz, Esq., Ashland’s Senior Vice President, General Counsel and Secretary.  As of the date this Amendment No. 2 is filed with the Commission, Mr. Ganz beneficially owns (i) 29,335 shares of Ashland Common Stock, of which 11,070 shares are unvested restricted Common Stock and (ii) 87,417 stock appreciation rights, the value of which is based on the appreciation of Ashland Common Stock over time.  Mr. Ganz has received awards under the Prior Plan and may receive awards under the 2018 Omnibus Plan in the future.

Item 8.	Exhibits.
2.1
Agreement and Plan of Merger, dated May 31, 2016, by and between Ashland, the Predecessor Registrant and Ashland Merger Sub Corp. (incorporated herein by reference to Exhibit 2.1 to the Predecessor Registrant’s Current Report on Form 8-K, filed with the Commission on May 31, 2016 (File No. 001-32532))

5.1*	Opinion of Peter J. Ganz
10.1
Assumption Agreement, dated September 20, 2016, by and between Ashland and the Predecessor Registrant (incorporated herein by reference to Exhibit 10.1 to Ashland’s Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-201895-01), filed with the Commission on September 20, 2016)

23.1*	Consent of Peter J. Ganz (contained in Exhibit 5.1 hereto)
23.2*	Consent of Ernst & Young LLP
23.3*	Consent of Hamilton, Rabinovitz & Associates, Inc.
24.1*	Power of Attorney of each person whose signature on this Post-Effective Amendment No. 2 to the Registration Statement (File No. 333-201895-01) was signed by another pursuant to a power of attorney
99.1
Amended and Restated 2015 Ashland Global Holdings Inc. Incentive Plan (incorporated herein by reference to Exhibit 10.21 to Ashland’s Form 10-K for the fiscal year ended September 30, 2016 (File No. 211719))

99.2
Ashland Global Holdings Inc. 2018 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Ashland’s Current Report on Form 8-K, filed with the Commission on January 26, 2018 (File No. 333-211719))

_______________
* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act, Ashland certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to Registration Statement No. 333-201895-01 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Covington, Commonwealth of Kentucky, on this 2nd day of February, 2018.

ASHLAND GLOBAL HOLDINGS INC.
(Registrant)

February 2, 2018	/s/ Peter J. Ganz
Peter J. Ganz
Senior Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 2 to Registration Statement No. 333-201895-01 has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date
* William A. Wulfsohn	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	February 2, 2018
* J. Kevin Willis	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	February 2, 2018
* J. William Heitman	Vice President and Controller (Principal Accounting Officer)	February 2, 2018
* Brendan M. Cummins	Director	February 2, 2018
* William G. Dempsey	Director	February 2, 2018
* Barry W. Perry	Director	February 2, 2018
* Mark C. Rohr	Director	February 2, 2018
* Janice J. Teal	Director	February 2, 2018
* Michael J. Ward	Director	February 2, 2018

*
The undersigned, by signing his name hereto, executes this Post-Effective Amendment No. 2 to Registration Statement No. 333-201895-01 pursuant to a power of attorney executed by the above-named persons and filed with the Commission as an Exhibit to this Amendment No. 2.

/s/ Peter J. Ganz
Peter J. Ganz
Attorney-in-Fact
February 2, 2018